Exhibit 99.1

October 10, 2018

Atomera Announces Proposed Public Offering of Common Stock

LOS GATOS, California, October 10, 2018 (GLOBE NEWSWIRE) – Atomera Incorporated (Nasdaq: ATOM) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. Atomera also expects to grant the underwriters a 30-day option to purchase additional shares of common stock offered in the public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Atomera intends to use the net proceeds from the proposed offering for working capital and general corporate purposes, which could include capital and/or operating expenditures related to epitaxial deposition tools it may acquire or lease; metrology costs for wafers built for internal R&D and customer evaluations; and increased engineering personnel supporting MST development and customer integration.

Roth Capital Partners is acting as sole book-running manager for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM: NHLD), is acting as a co-manager in connection with the offering.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (SEC) and is effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may be obtained from Roth Capital Partners, LLC. 888 San Clemente Drive, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by email at rothecm@roth.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

Safe Harbor

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption "Risk Factors" in the preliminary prospectus supplement related to the offering. Atomera cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.